Exhibit 10.8

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 13th day of October, 2014, effective as of October 13, 2014 (the “Effective Date”), by and between PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Company”), and VIRGINIA E. SHANKS, an individual (“Executive”), with respect to the following facts and circumstances:
RECITALS
The Company employed Executive as its Executive Vice President and Chief Administrative Officer pursuant to the terms and conditions of the Employment Agreement dated November 29, 2011, effective November 15, 2011, as amended by the First Amendment to Employment Agreement dated December 14, 2011, the Second Amendment to Employment Agreement dated May 21, 2013 and the Third Amendment to Employment Agreement, dated May 24, 2013 (the “Current Agreement”).
The Company wishes to continue to employ Executive as Executive Vice President and Chief Administrative Officer of the Company and Executive is willing to assume such position, in each case on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE 1.
EMPLOYMENT AND TERM
1.1    Employment. The Company agrees to engage Executive in the capacity as Executive Vice President and Chief Administrative Officer of the Company, and Executive hereby accepts such engagement by the Company upon the terms and conditions specified below.
1.2    Term. The term of this Agreement shall commence as of the Effective Date and, unless earlier terminated under Article 6 below, shall continue in force until October 31, 2017 (the "Initial Term"); provided that commencing on June 30, 2017 and as of June 30 of each year thereafter (a "Renewal Date"), this Agreement shall automatically renew for additional one-year periods (each, a "Renewal Period"), unless either party gives notice of non-renewal at least one hundred twenty (120) days prior to the next Renewal Date. The Initial Term of this Agreement, together with any Renewal Periods, is referred to as the "Term."
ARTICLE 2.
DUTIES OF EXECUTIVE
2.1    Duties. Executive shall perform all the duties and obligations generally associated with the position of Executive Vice President and Chief Administrative Officer with responsibility and oversight for the Company’s marketing, human resources, and information technology departments, subject to the control and supervision of the Company's Chief

Executive Officer, and such other executive duties consistent with the foregoing as may be assigned to her from time to time by the Company. Executive shall perform the services contemplated herein faithfully, diligently, to the best of her ability and in the best interests of the Company. Executive shall at all times perform such services in compliance with, and to the extent of her authority, shall to the best of her ability cause the Company to be in compliance with, any and all laws, rules and regulations applicable to the Company of which Executive is aware. Executive shall, at all times during the Term, in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of the Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.
2.2    Location of Services. Executive’s principal place of employment shall be at the Company’s headquarters in Las Vegas, Nevada, or at such other location as Executive and the Chief Executive Officer shall agree upon. Executive understands she will be required to travel to the Company’s various operations as part of her employment.
2.3    Exclusive Service. Except as otherwise expressly provided herein, Executive shall devote her entire business time, attention, energies, skills, learning and best efforts to the business of the Company. Executive may participate in social, civic, charitable, religious, business, educational or professional associations so long as such participation does not materially interfere with the duties and obligations of Executive hereunder. This Section 2.3, however, shall not be construed to prevent Executive from making passive outside investments so long as such investments do not require material time of Executive or otherwise interfere with the performance of Executive’s duties and obligations hereunder. Executive shall not make any investment in an enterprise that competes with the Company without the prior written approval of the Company after full disclosure of the facts and circumstances; provided, however, that this sentence shall not preclude Executive from owning up to one-half percent (0.5%) of the securities of a publicly traded entity (a “Permissible Investment”). During the Term, Executive shall not, directly or indirectly, work for or provide services to or, except as permitted above, own an equity interest in any person, firm or entity engaged (directly or indirectly through an investment in another entity) in the casino gaming, card club, video lottery terminal (“VLT”) or horse racing business. In this regard, and for purposes of this section only, Executive acknowledges that the gaming industry is national in scope and that accordingly this covenant shall apply throughout the United States. With the prior approval of the Board (which approval may subsequently be revoked by the Board in its discretion) Executive may (i) serve on boards of charitable and not for profit organizations; (ii) serve on one board of a for profit public corporation in addition to the Company's Board (and retain any compensation received therefrom); and (iii) serve on boards of privately held entities in which Executive has an ownership interest (and retain any compensation received therefrom); so long as such activities, individually or in the aggregate do not materially interfere with Executive’s duties hereunder.
ARTICLE 3.
COMPENSATION

3.1    Base Salary. In consideration for Executive’s services hereunder, the Company shall pay Executive an annual base salary at the rate of Six Hundred Thousand Dollars ($600,000.00) per year during each of the years of the Term; payable in accordance with the Company’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings).
3.2    Annual and Other Bonuses. Executive shall be entitled to earn bonuses with respect to each year of the Term during which Executive is employed under this Agreement up to not less than One Hundred Sixty Percent (160%) of her base salary, with a targeted bonus of not less than Eighty Percent (80%) of Executive's base salary (such targeted bonus, as may be increased from time to time, the “Target Bonus”), determined under the Company's Annual Performance Based Plan for Executive Officers, or any successor Plan (the “Bonus Plan”), provided that such percentages are subject to increase at the discretion of the Committee. Any such bonus shall be based on performance criteria developed by the Committee. Any such bonus shall be subject to (i) the Executive being employed by the Company on the last day of the Company's fiscal year or such later date as the Bonus Plan shall specify; and (ii) the Company’s Policy on Recovery of Incentive Compensation in Event of Financial Restatement attached as Appendix A hereto (or any successor policy). Any such bonus earned by Executive shall be paid annually as soon as practicable (but in no event later than March 15th) after the conclusion of the Company’s fiscal year, except for any portion of the bonus which is paid in the Company's discretion in restricted stock units or other equity award, and any portion of the bonus which Executive shall elect to defer under the Company's deferred compensation plan. Bonuses relative to partial years shall be prorated. Executive may also receive special bonuses in addition to her annual bonus eligibility at the discretion of the Board or the Committee; it being understood that there is no entitlement thereto hereunder. Any bonuses paid hereunder shall be paid, in the Company’s discretion, in cash, restricted stock units and/or other equity awards; provided, however, that Executive’s allocation of cash, restricted stock units and other equity awards shall be the same as that of other senior executives offices for the year in question, except as may be provided under the Bonus Plan.
3.3    Equity Awards. The Company may provide Equity Awards to Executive pursuant to, and subject to the terms and conditions of, the then current equity compensation plan of the Company. The Committee shall set the amount and terms of such Equity Awards. For purposes of this Agreement, “Equity Awards” includes all awards of equity granted to Executive, including but not limited to, options, restricted stock units, restricted stock, performance shares, performance share units, and stock appreciation rights.
3.4    Retention Restricted Stock Units. On the Effective Date or as soon as practicable thereafter, Executive shall be granted a restricted stock unit award on the terms and conditions described on Appendix B hereto and on such other customary terms and conditions as the Company may require (the “Retention RSU’s”). The provisions of Appendix B hereto, including without limitation the provision regarding the condition to vesting for all of Executive’s restricted stock unit awards (including the Retention RSU’s), are hereby incorporated by reference in their entirety.

ARTICLE 4.
EXECUTIVE BENEFITS
4.1    Vacation. In accordance with the general policies of the Company applicable generally to other senior executives of the Company pursuant to the Company’s personnel policies from time to time, Executive shall be entitled to not less than four (4) weeks of vacation each calendar year, without reduction in compensation. Vacation expense will not accrue and unused vacation time will not accrue for severance purposes.
4.2    Benefits. Executive shall receive all other such benefits as the Company may offer to other senior executives of the Company generally under the Company personnel plans, practices, policies and programs in effect from time to time, such as health and disability insurance coverage, paid sick leave and fully eligible participation in deferred compensation plans. The Company will provide an executive physical on an annual basis to Executive and her spouse. The Company shall provide Executive coverage for those benefit items made generally available to its senior level executive employees on the same terms provided to its other senior level executive employees.
4.3    Indemnification. Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law, which indemnification shall continue after the termination of this Agreement for such period as may be necessary to continue to indemnify Executive for her acts while an officer of the Company. In addition, the Company shall cause Executive to be covered by the Company’s policies of directors and officers liability insurance in effect from time to time in accordance with their terms, to the maximum extent of the coverage available for any officer of the Company. In the event of any merger or other acquisition of the Company, the Company shall, no later than immediately prior to consummation of such transaction, purchase "tail" coverage under the officers liability insurance in effect at the time of such merger or acquisition.
ARTICLE 5.
REIMBURSEMENT FOR EXPENSES
5.1    Executive shall be reimbursed by the Company for all ordinary and necessary expenses incurred by Executive in the performance of her duties or otherwise in furtherance of the business of the Company in accordance with the policies of the Company in effect from time to time, including reimbursement for travel expenses from Executive’s home in Reno, Nevada to the Company’s headquarters in Las Vegas, Nevada. Executive shall keep accurate and complete records of all such expenses, including but not limited to, proof of payment and purpose. Executive shall account fully for all such expenses to the Company. No reimbursement will be made later than the close of the calendar year following the calendar year in which the expense was incurred. Expenses eligible for reimbursement in any one taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year, and the right to expense reimbursement shall not be subject to liquidation or exchange for any other benefit.
ARTICLE 6.
TERMINATION

6.1    Termination for Cause. Without limiting the generality of Section 6.3, the Company shall have the right to terminate Executive’s employment, without further obligation or liability to Executive, upon the occurrence of any one or more of the following events, which events shall be deemed termination for cause (“Cause”).
6.1.1    Failure to Perform Duties. If Executive neglects to perform the material duties of her employment under this Agreement in a professional and businesslike manner, other than due to her Disability (unless such Disability is due to substance or alcohol abuse), after having received thirty (30) days written notice specifying such failure to perform and a reasonable opportunity to perform.
6.1.2    Willful Breach. If Executive willfully commits a material breach of this Agreement and fails to cure such breach within thirty (30) days of written notice thereof or commits a material willful breach of her fiduciary duty to the Company.
6.1.3    Wrongful Acts. If Executive is convicted of a felony or misdemeanor involving acts of moral turpitude or commits fraud, misrepresentation, embezzlement or other acts of material misconduct against the Company (including violating or condoning the violation of any material rules or regulations of gaming authorities which could have a material adverse effect on the Company) that would make the continuance of her employment by the Company materially detrimental to the Company.
6.1.4    Failure To Be Licensed or Approved by the Company’s Compliance Committee. Executive shall promptly, accurately and truthfully complete all forms provided by the Company’s Compliance Committee and shall fully cooperate in any background investigation conducted pursuant to the Company’s Compliance Program. Executive shall also promptly apply for all applicable gaming licenses, if required, to the extent Executive is not already licensed or on file as of the date hereof. If Executive fails to be recommended for approval and retention by the Compliance Committee or Executive fails to be licensed in all jurisdictions in which the Company or its subsidiaries has gaming facilities within the date required by any jurisdiction, or if any of such licenses shall be revoked or suspended at any time during the Term, or if the Company is directed to cease business with Executive by any governmental authority; or if the Company determines in its reasonable judgment that Executive was or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize the Company’s business, reputation or any of such licenses; or any of the Company’s licenses is threatened to be, or is, denied, curtailed, suspended or revoked as a result of Executive’s employment by the Company or as a result of her actions, then the Company may by thirty (30) days written notice to Executive terminate the Agreement for Cause. Executive agrees to promptly submit to the licensing requirements of all jurisdictions in which the Company or its subsidiaries does business. The Company shall bear all expenses incurred in connection with such licenses.
6.2    Death or Disability. Executive’s employment shall terminate on Executive’s death and the Company may terminate Executive’s employment due to "Disability." Executive will be deemed to have a "Disability" when she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a substantially continuous period of not less than 180 days, or begins receiving income replacement benefits for a period of not less than three months under an accident and health plan of the Company or an affiliate by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 6 months. If there should be a dispute between the Company and Executive as to Executive's physical or mental Disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then a physician or psychiatrist designated by the Clark County Medical Association or similar body. The certification of such a physician or psychiatrist as to the questioned dispute shall be final and binding upon the parties hereto.
6.3    Termination Without Cause. Notwithstanding anything to the contrary herein, the Company shall have the right to terminate Executive’s employment under this Agreement at any time without Cause by giving thirty (30) days written notice of such termination to Executive. Failure by the Company to extend the Term for any Renewal Period shall not be a termination of this Agreement without Cause.
6.4    Termination by Executive for Good Reason. Executive may terminate her employment under this Agreement on thirty (30) days prior notice to the Company for good reason (“Good Reason”). For purposes of this Agreement, “Good Reason” shall mean and be limited to (i) a material breach of this Agreement by the Company (including without limitation the assignment to Executive of duties materially inconsistent with her status as Executive Vice President and Chief Administrative Officer of the Company with responsibility and oversight over the Company’s marketing, human resources and information technology departments), or any material reduction in the authority, duties or responsibilities of Executive; or (ii) any relocation of her or its principal place of business outside the greater Las Vegas metropolitan area (without Executive’s consent); or (iii) a material reduction by the Company in Executive’s then Base Salary or Target Bonus, a material reduction in other benefits (except as such benefits may be changed or reduced for other senior executives), or the failure by the Company to pay Executive any material portion of her current compensation when due; or (iv) following a Change of Control, (A) the failure of any acquiring or successor company, or, if the acquiring or successor company is a subsidiary of another company, the failure of the highest-level parent of the acquiring or successor company, to enter into an agreement naming Executive as the Executive Vice President and Chief Administrative Officer of the Company with responsibility and oversight over the Company’s marketing, human resources and information technology departments of the acquiring or successor company with duties materially consistent with Executive’s duties as Executive Vice President and Chief Administrative Officer of the Company with responsibility and oversight over the Company’s marketing, human resources and information technology departments, or, if the acquiring or successor company is a subsidiary of another company, of the highest-level parent with duties materially consistent with Executive’s duties as Executive Vice President and Chief Administrative Officer of the Company with responsibility and oversight over marketing, human resources and information technology departments, as the case may be; or (B) Executive’s termination for Good Reason from the

Company and any parent entity or termination without Cause by the Company and any parent entity within twenty-four (24) months of a Change of Control. For the avoidance of doubt, each of the conditions described in clauses (i), (ii), (iii), and (iv), of the preceding sentence is a separate and independent basis for termination by Executive for Good Reason. Notwithstanding the foregoing, except with respect to a termination by Executive following a Change of Control, Executive’s resignation shall not be treated as a resignation for Good Reason unless (a) Executive notifies the Company (including any acquiring and/or successor company) in writing of a condition constituting Good Reason within thirty (30) days following Executive’s becoming aware of such condition; (b) the Company fails to remedy such condition within thirty (30) days following such written notice (the “Remedy Period”); and (c) Executive resigns within thirty (30) days following the expiration of the Remedy Period. Further, in the event that Executive resigns for Good Reason and within two years from such date accepts employment with the Company, any acquirer or successor to the Company’s business or any affiliate, parent, or subsidiary of either the Company or its successor, then Executive will forfeit any right to severance payments hereunder and will reimburse the Company for the full amount of such payments received by Executive within thirty (30) days of accepting such employment.
6.5    Effect of Termination.
6.5.1    Payment of Salary, Bonus and Expenses Upon Termination. Any termination under this Section 6 shall be effective upon receipt of notice by Executive or the Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by the Company or Executive in the notice (the “Termination Date”), except as otherwise provided in this Section 6. If Executive’s employment is terminated, all benefits provided to Executive by the Company hereunder shall thereupon cease, except as provided in this Section 6.5, and the Company shall pay or cause to be paid to Executive all accrued but unpaid base salary, any compensation previously voluntarily deferred by Executive payable in accordance with the provisions of the applicable deferred compensation plan and in accordance with Executive's election under such plan, and, except in the case of Termination for Cause, as additional severance and notwithstanding the provisions of Section 3.2 hereof, a prorated bonus for the year of termination. Such prorated bonus shall be determined and paid as follows: (a) First, the performance criteria shall be applied to the entire year of termination to determine the bonus that Executive would have received for the entire year if her employment had not terminated, (b) Second, the amount determined under clause (a) of this sentence shall be multiplied by a fraction, the numerator of which is the number of days in the year before the date of the termination of Executive's employment and the denominator of which is three hundred sixty five (365), to determine the amount of the prorated bonus, and (c) Third, the prorated bonus shall be paid at the times and in the form specified when the Committee determined the performance criteria for the year, or, if no such time was then specified, as soon as practicable (but in no event later than March 15th) after the end of the year in which the termination of employment occurred. If at the Termination Date, Executive shall have satisfied all the requirements to earn an annual bonus relative to the calendar year immediately preceding or ending on the Termination Date but such bonus has not yet been paid, then except in the case of a Termination for Cause, such bonus shall be paid to Executive at the same time such bonus was otherwise scheduled to have been paid. In addition, promptly upon submission by Executive of her unpaid expenses incurred prior to the Termination Date and owing to Executive pursuant to Article 5, reimbursement for such expenses shall be made. If Executive’s employment is terminated for “Cause,” or by the Executive without "Good Reason", Executive shall not be entitled to receive any payments other than as specified in this Section 6.5.1. Termination by the Company for Cause shall be in addition to and without prejudice to any other right or remedy that the Company may be entitled to at law, in equity, or under this Agreement.
6.5.2    Termination Without Cause or Termination by Executive for Good Reason Other than in Connection with a Change of Control. If the Company terminates Executive’s employment without Cause or Executive terminates her employment for Good Reason (other than in connection with a Change of Control as contemplated by Section 6.5.4), the following shall apply:

(a)
Executive shall be entitled to receive an amount equal to one hundred fifty percent (150%) times (i) Executive’s annual base salary (such multiple of such annual base salary, the "Base Severance Benefit") in effect on the date of termination; plus (ii) the total dollar value of the average annual bonus (whether paid in cash, in the form of equity or a combination thereof) paid to Executive in the three years prior to termination (such multiple of such average annual bonus, the “Bonus Amount”). The Base Severance Benefit shall be paid to Executive in equal monthly installments over eighteen (18) months immediately following the date of termination in accordance with the Company's regular salary payment schedule from time to time. The Bonus Amount shall be paid in cash in two equal annual installments on the first and second anniversaries of the termination of employment. In addition, Executive shall be entitled to receive any amounts payable under Section 6.5.1 above. The payments contemplated herein shall not be subject to any duty of mitigation by Executive nor to offset for any income earned by Executive following termination. Notwithstanding the foregoing, continuing payments of the Base Severance Benefit and the Bonus Amount shall immediately cease and any such payments of the Base Severance Benefit and the Bonus Amount that have not yet been paid shall be forfeited in the event Executive materially breaches any of the covenants and agreements contained in Article 7.

(b)
Executive shall also be entitled to receive health benefits coverage for Executive and her dependents, and disability insurance coverage for Executive, under the same plan(s) or arrangement(s) under which Executive and her dependents were covered immediately before her termination of employment or plan(s) established or arrangement(s) provided by the Company or any of its Subsidiaries thereafter for the benefit of senior executives (the

"Health and Disability Coverage Continuation") until the earliest of (i) twenty-four (24) months; and (ii) the date Executive (and in the case of her dependents, the dependents) becomes covered or eligible for coverage under any other group health plan or group disability plan (as the case may be) not maintained by the Company or any of its Subsidiaries; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under this Section 6.5.2 shall continue (but not beyond the period described in clause (i) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. The Company shall pay any applicable premiums on such insurance coverage; provided, however, that if at any time the Company determines that its payment of such premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any other Code section, law or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums, the Company will instead pay to Executive a fully taxable monthly cash payment in an amount such that, after payment by Executive of all taxes on such payment, Executive retains an amount equal to the premiums the Company would have paid for such month, with such monthly payment being made on the last day of each month for the remainder of the twenty four (24) month period. In the event Executive is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the benefits described in this Section 6.5.2, the obligations of the Company and its Subsidiaries under this Section 6.5.2 shall be conditioned upon Executive’s timely making such an election. Nothing contained herein shall prevent Executive or her dependents from securing continued coverage under COBRA at their own expense to the extent permitted by COBRA or otherwise applicable law. Any payment or reimbursement of benefits under this Section 6.5.2 that is taxable to Executive or her dependents shall be made by December 31 of the calendar year following the calendar year in which Executive or her dependent incurred the expense. Expenses eligible for reimbursement in any one taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year, and the right to expense reimbursement shall not be subject to liquidation or exchange for any other benefit.

(c)
Notwithstanding anything to the contrary in the Company’s equity plans or any applicable award agreements thereunder: (i) with respect to outstanding Equity Awards that do not contain performance-based vesting conditions, the portion of such Equity Award(s) that would have become vested and/or exercisable pursuant to any time-based vesting conditions during the eighteen (18) month period following the date of the termination of employment shall continue to vest on the schedule set forth in the applicable award agreement as if Executive’s employment had not terminated; provided, however, that such continued vesting shall immediately cease and any Equity Award that has not been exercised and/or paid shall be forfeited in the event Executive materially breaches any of the covenants and agreements contained in Article 7 (such “material” qualifier to apply to all Equity Awards where such breach provision exists); provided, further, however, that this subsection 6.5.2(c)(i) shall not apply to the Retention RSU’s and, instead, subsection 6.5.2(c)(iii) shall govern the Retention RSU’s; (ii) with respect to any outstanding equity-based awards with performance-based vesting conditions, the Executive shall be entitled to participate in such performance-based awards on a pro-rata basis at the end of the applicable performance period (with such determination to be based on actual performance through the applicable performance period) and such pro-rata portion of such performance-based awards, if any, shall be equal to (a) the number of full months Executive was employed during the applicable performance period divided by (b) the full length of such performance period (expressed in months), and on that pro-rated basis shall vest and/or be paid on the schedule set forth in the applicable award agreement as if Executive’s employment had not terminated; provided, however, that such continued accrual of service credit shall immediately cease and any such performance-based awards that have not yet been exercised and/or paid shall be forfeited in the event Executive materially breaches any of the covenants and agreements contained in Article 7 (such “material” qualifier to apply to all Equity Awards where such breach provision exists); and (iii) with respect to the Retention RSU’s, in the event that the date of termination of employment is prior to the third anniversary of the Effective Date, then a prorated portion of the Retention RSU’s shall immediately vest upon the date of termination of employment in the following amount: the number of units covered by the Retention RSU’s shall be multiplied by a fraction, the numerator of which is the number of days from the Effective Date up to but not including the date of the termination of Executive's employment and the denominator of which is one thousand ninety-six (1,096), and that prorated number of units shall vest.
6.5.3    Termination for Death or Disability. If Executive dies or the Company terminates Executive’s employment due to Disability, the following shall apply:

(a)	Executive (or The Anthony L. & Virginia E. Shanks Family Trust dated May 7, 2004, as the case may be) shall be entitled to receive any amounts payable under Section 6.5.1 above.

(b)
Executive shall also be entitled to Health and Disability Coverage Continuation for Executive and her dependents until the earliest of (i) twenty-four (24) months; and (ii) the date Executive (and in the case of her dependents, the dependents) becomes covered or eligible for coverage under any other group health plan or group disability plan (as the case may be) not maintained by the Company or any of its Subsidiaries; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under this Section 6.5.3 shall continue (but not beyond the period described in clause (i) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. The Company shall pay any applicable premiums on such insurance coverage; provided, however, that if at any time the Company determines that its payment of such premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any other Code section, law or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums, the Company will instead pay to Executive (or The Anthony L. & Virginia E. Shanks Family Trust dated May 7, 2004, as the case may be) a fully taxable monthly cash payment in an amount such that, after payment by Executive (or The Anthony L. & Virginia E. Shanks Family Trust dated May 7, 2004, as the case may be) of all taxes on such payment, Executive (or The Anthony L. & Virginia E. Shanks Family Trust dated May 7, 2004, as the case may be) retains an amount equal to the premiums the Company would have paid for such month, with such monthly payment being made on the last day of each month for the remainder of the twenty four (24) month period. In the event Executive is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the benefits described in this Section 6.5.3, the obligations of the Company and its Subsidiaries under this Section 6.5.3 shall be conditioned upon Executive’s timely making such an election. Nothing contained herein shall prevent Executive or her dependents from securing continued coverage under COBRA at their own expense to the extent permitted by COBRA or otherwise applicable law. Any payment or reimbursement of benefits under this Section 6.5.3 that is taxable to Executive or her dependents or The Anthony L. & Virginia E. Shanks Family Trust dated May 7, 2004 shall be made by December 31 of the calendar year following the calendar year in which Executive or her dependent incurred the expense. Expenses eligible for reimbursement in any one taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year, and the right to expense reimbursement shall not be subject to liquidation or exchange for any other benefit.

(c)
Notwithstanding anything to the contrary in the Company’s equity plans or any applicable award agreements thereunder: (i) with respect to outstanding Equity Awards (including without limitation, the Retention RSU’s) that do not contain performance-based vesting conditions, such Equity Award(s) that would have become vested and/or exercisable pursuant to any time-based vesting conditions shall immediately become fully vested and exercisable and may be exercised in accordance with their terms and Section 6.6 hereof; provided, however, that any Equity Award that has not been exercised and/or paid shall be forfeited in the event Executive materially breaches any of the covenants and agreements contained in Article 7 (such “material” qualifier to apply to all Equity Awards where such breach provision exists); and (ii) with respect to any outstanding Equity Awards with performance-based vesting conditions, all such performance-based awards shall continue to vest and/or be paid on the schedule set forth in the applicable award agreement as if Executive’s employment had not terminated; provided, however, that such continued vesting shall immediately cease and any such performance-based awards that have not yet been exercised and/or paid shall be forfeited in the event Executive materially breaches any of the covenants and agreements contained in Article 7 (such “material” qualifier to apply to all Equity Awards where such breach provision exists).

6.5.4    Termination Without Cause or Termination by Executive for Good Reason at the Time of or Within Twenty-Four (24) Months After a Change of Control. If the Company terminates Executive’s employment without Cause or Executive terminates her employment for

Good Reason at the time of or within twenty-four (24) months after a Change of Control, the following shall apply:

(a)	Executive shall be entitled to receive any amounts payable under Section 6.5.1 above.

(b)
The Company shall pay to Executive in lieu of the Base Severance Benefit and the Bonus Amount, in a lump sum as soon as practicable, but in no event later than thirty (30) days after the termination of Executive’s employment, an amount equal to two hundred percent (200%) of the sum of Executive’s annual base salary in effect on the date of termination and the Target Bonus for the year of termination.

(c)
In addition, Executive shall also be entitled to receive continuation of health and disability insurance coverage as specified in Section 6.5.2(b) and all unvested Equity Awards (including without limitation, the Retention RSU’s), including any unvested replacement Equity Awards that may have been granted to Executive to replace unvested Equity Awards that expired by their terms in connection with a Change of Control, shall immediately become fully vested and may be exercised in accordance with their terms and Section 6.6 hereof and with respect to performance-based Equity Awards, all such awards shall be considered to be earned at target levels and payable as of the termination of Executive’s employment. To the extent that any unvested Equity Awards terminate by their terms at the time of or in connection with a Change of Control and replacement Equity Awards of at least equivalent value are not granted to Executive, the Executive shall receive as additional cash severance at the time of termination the consideration paid by the acquiring person for the securities underlying the unvested expired Equity Awards at the time of the Change of Control less, to the extent applicable, (a) the exercise price or other consideration payable by Executive for the Equity Awards; and (b) the value of any replacement Equity Awards realized by Executive through or as a result of such termination.

(d)	For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following:

(i)
The direct or indirect acquisition by an unrelated "Person" or "Group" or "Beneficial Ownership" (as such terms are defined below) of more than 50% of the voting power of the Company's issued and outstanding voting securities in a single transaction or a series of related transactions;

(ii)	The direct or indirect sale or transfer by the Company of substantially all of its assets to one or more unrelated Persons or Groups in a single transaction or a series of related transactions;

(iii)
The merger, consolidation or reorganization of the Company with or into another corporation or other entity in which the Beneficial Owners of more than 50% of the voting power of the Company's issued and outstanding voting securities immediately before such merger or consolidation do not own more than 50% of the voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or

(iv)
During any consecutive 12-month period, individuals who at the beginning of such period constituted the Board of the Company (together with any new Directors whose election to such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the Directors of the Company then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office.

None of the foregoing events, however, shall constitute a Change of Control if such event is not a "Change in Control Event" under Treasury Regulation Section 1.409A-3(i)(5) or successor IRS guidance. For purposes of determining whether a Change of Control has occurred, the following Persons and Groups shall not be deemed to be "unrelated": (A) such Person or Group directly or indirectly has Beneficial Ownership of more than 50% of the issued and outstanding voting power of the Company's voting securities immediately before the transaction in question, (B) the Company has Beneficial Ownership of more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group, or (C) more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group are owned, directly or indirectly, by Beneficial Owners of more than 50% of the issued and outstanding voting power of the Company's voting securities immediately before the transaction in question. The terms "Person," "Group," "Beneficial Owner," and "Beneficial Ownership" shall have the meanings used in the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, (I) Persons shall not be considered to be acting as a "Group" solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering, (II) however, Persons will be considered to be acting as "Group" if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction, with the Company, and (III) if a Person, including an entity, owns stock both in the Company and in a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, with the Company, such shareholders shall be considered to be acting as a Group with other shareholders only with respect to the ownership in the corporation before the transaction. Executive acknowledges that the implementation of a real estate investment trust conversion transaction with respect to the Company's properties followed by a distribution to stockholders shall not constitute a "Change of Control" under this Agreement or any equity plan or award of the Company.
6.5.5    I.R.C. Section 409A. (a) The compensation arrangements under this Agreement are intended to comply with, or be exempt from, Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively, "Code Section 409A"), and will be interpreted in a manner intended to comply with, or be exempt from, Code Section 409A. If any payment of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Code Section 409A (a "409A Tax"), the Company, in its sole discretion, may decide such payments or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such 409A Tax; provided, however, neither the Company, nor its respective officers, employees and/or representatives, shall have any liability to the Executive with respect to any such determination, or any such taxes, interest or penalties, or liability for any other alleged damages related thereto. (b) In the event that any compensation with respect to Executive's separation from service is "deferred compensation" within the meaning of Code Section 409A, the stock of the Company or any affiliate is publicly traded on an established securities market or otherwise, and Executive is determined to be a "specified employee," as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Code Section 409A. Such delay shall last six months from the date of Executive's separation from service, except in the event of Executive's death. Within thirty (30) days following the end of such six-month period, or, if earlier, Executive's death, the Company will make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 6.5.4. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. Payments of compensation or benefits on Executive's termination of employment (other than accrued salary and other accrued amounts that must be paid under applicable law, and "welfare benefits" specified in Treasury Regulations Section 1.409A-1(a)(5)) shall be paid only if and when the termination of employment constitutes a "separation from service" under Treasury Regulation Section 1.409A-1(h).
6.5.6    Suspension. In lieu of terminating Executive’s employment hereunder for Cause under Section 6.1, the Company shall have the right, at its sole election, to suspend the performance of duties by Executive under this Agreement during the continuance of events or circumstances under Section 6.1 for an aggregate of not more than thirty (30) days during the Term (the “Default Period”) by giving Executive written notice of the Company’s election to do so at any time during the Default Period. The Company shall have the right to extend the Term beyond its normal expiration date by the period(s) of any suspension(s). The Company’s exercise of its right to suspend the operation of this Agreement shall not preclude the Company from subsequently terminating Executive’s employment hereunder; provided nothing herein shall eliminate the Company’s obligation to provide required written notice, or prevent Executive from having the opportunity to cure any defect raised in such notice, to the extent applicable under the relevant subsection of Section 6.1. Executive shall not render services to any other person, firm or corporation in the casino business during any period of suspension. Executive shall be entitled to continued compensation and benefits pursuant to the provisions of this Agreement during the Default Period.
6.6    Exercisability and Termination of Equity Awards. Notwithstanding anything contained in any award agreement or plan to the contrary, all of Executive’s vested Equity Awards that contain exercise periods will terminate on the earlier of (a) the expiration of their stated terms or (b) two (2) years after the termination of Executive’s employment with the Company, regardless of the cause of such termination, except that, (x) in the event of Executive’s termination of her employment without Good Reason, all vested Equity Awards will terminate on the earlier of (I) the expiration of the stated term, or (II) eighteen (18) months after the termination, and (y) in the event of a termination for “Cause,” all vested Equity Awards will terminate on the earlier of (I) the expiration of the stated term, or (II) thirty (30) days after the termination; provided, however, that in the event of a termination under Section 6.5.2 or 6.5.3 or Executive’s termination of her employment without Good Reason or a termination for “Cause,” any Equity Award that has not been exercised and/or paid shall be forfeited in the event Executive materially breaches any of the covenants and agreements contained in Article 7 (such “material” qualifier to apply to all Equity Awards where such breach provision exists). Notwithstanding anything contained in any award agreement or plan to the contrary, all of Executive’s unvested Equity Awards will terminate on the termination of Executive’s continuous status as an employee, director, or consultant with the Company, except to the extent that such Equity Awards become vested as a result of such termination (or to the extent such Equity Awards are expressly stated to continue to vest as if Executive’s employment had not terminated or to continue to accrue service credit) under the terms of the governing Equity Award agreement, this Agreement or the applicable Company equity plan in which the Equity Awards were granted to Executive.
6.7    No-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Company or its subsidiaries at or subsequent to the Termination Date ("Other Benefits"), which such Other Benefits shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, if Executive receives payments and benefits pursuant to Article 6 of this Agreement, Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and its subsidiaries, unless otherwise specifically provided therein in a specific reference in or to this Agreement.
6.8    Full Settlement. Except as expressly provided for herein, in no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

6.9    Release. Notwithstanding anything contained herein to the contrary, it shall be a condition for Executive's right to receive any severance benefits hereunder that she execute a general release in favor of the Company and its affiliates in the form as attached hereto and Appendix C and covering such additional matters as may be reasonably requested by the Company, which release shall not encompass the payments contemplated hereby; provided, however that the requirement that Executive execute such a general release shall not apply in the event of a termination due to death under Section 6.5.3 (Termination for Death or Disability) hereof. The timing of payments under this Agreement upon the execution of the general release shall be governed by the following provisions:

(a)
The Company must deliver the release to Executive for execution no later than fourteen (14) days after Executive's termination of employment. If the Company fails to deliver the release to Executive within such fourteen (14) day period, Executive will be deemed to have satisfied the release requirement and will receive payments conditioned on execution of the release as though Executive had executed the release and all revocation rights had lapsed at the end of such fourteen (14) day period.

(b)	Executive must execute the release within forty-five (45) days from its delivery to him.

(c)	If Executive has revocation rights, Executive shall exercise such rights, if at all, not later than seven (7) days after executing the release.

(d)
In any case in which the release (and the expiration of any revocation rights) could only become effective in a particular tax year of Executive, payments that are subject to Code Section 409A and are conditioned on execution of the release shall begin within twenty (20) days after the release becomes effective and revocation rights have lapsed.

(e)
In any case in which the release (and the expiration of any revocation rights) could become effective in one of two taxable years of Executive depending on when Executive executes the release, payments that are subject to Code Section 409A and are conditioned on execution of the release shall not begin before the first business day of the later of such tax years.

6.10    Excise Tax Limitation.
6.10.1    Notwithstanding anything contained in this Agreement to the contrary, (i) in the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code)

to be paid or made payable to Executive or for Executive's benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive's employment with the Company or any of its Subsidiaries on a “change of control” within the meaning of Section 280G of the Code (a "Payment" or "Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), and (ii) (A) the net amount of the Payments Executive would retain after payment of the Excise Tax and federal and state income taxes on the Payments would be less than (B) the net amount of the Payments Executive would retain, after payment of the Excise Tax and federal and state income taxes on the Payments, if the Payments were reduced to the extent necessary that no portion of the Payments would be subject to the Excise Tax (the "Section 4999 Limit"), then the Payments shall be reduced (but not below zero) to the Section 4999 Limit. If a reduction in the Payments is necessary so that the Payments do not exceed the Section 4999 Limit and none of the Payments constitute non-qualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner Executive elects in writing prior to the date of payment.  Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other agreement, plan or arrangement governing Executive's rights and entitlements to any benefits or compensation. If any Payment constitutes non-qualified deferred compensation or if Executive fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved.  For purposes of the calculations described above, it shall be assumed that Executive's tax rate will be the maximum marginal federal and applicable state income tax rate on earned income (taking into account the deductibility of any state taxes for purposes of calculating any federal taxes).
6.10.2    All determinations required to be made under this Section 6.10 (each, a "Determination") shall be made, at the Company's expense, by the accounting firm which is the Company's accounting firm prior to a “change of control” (within the meaning of Section 280G of the Code) or another nationally recognized accounting firm designated by the Board (or a committee thereof) prior to the change of control (the "Accounting Firm"). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and to Executive before payment of Executive's Severance Payment hereunder (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive (in either case provided that the Company or Executive believes in good faith that any of the Payments may be subject to the Excise Tax). Within ten (10) calendar days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the "Dispute"). The existence of any Dispute shall not in any way affect Executive's right to receive the Payments in accordance with the Determination. If there is no Dispute, the Determination by the Accounting Firm shall be final, binding and conclusive upon the Company and Executive, subject to the application of Section 6.10.3.
6.10.3    As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments either will have been made or will not have been made by the Company, in either case in a manner inconsistent with the limitations provided in Section 6.10.1 (an "Excess Payment" or "Underpayment", respectively). If it is established pursuant to (i) a final determination of a court for which all appeals have been taken and finally resolved or the time for all appeals has expired, or (ii) an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at one hundred twenty percent (120%) of the applicable federal rate (as defined in Section 1274(d) of the Code) compounded semi-annually from the date of Executive's receipt of such Excess Payment until the date of such repayment. If it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to Executive's satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within ten (10) calendar days of such determination or resolution, together with interest on such amount at one hundred twenty percent (120%) of the applicable federal rate compounded semi-annually from the date such amount should have been paid to Executive pursuant to the terms of this Agreement or otherwise, but for the operation of this Section 6.10.3, until the date of payment.
ARTICLE 7.
CONFIDENTIALITY
7.1    Nondisclosure of Confidential Material. In the performance of her duties, Executive may have access to confidential records, including, but not limited to, development, marketing, organizational, financial, managerial, administrative and sales information, data, specifications and processes presently owned or at any time hereafter developed or used by the Company or its agents or consultants that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and is disclosed to Executive in confidence. Executive acknowledges that the Confidential Material constitutes proprietary information of the Company which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that the Company has taken efforts reasonable under the circumstances, of which this Section 7.1 is an example, to maintain its secrecy. Except in the performance of her duties to the Company or as required by a court order or any gaming regulator or as required for her personal tax or legal advisors to advise him, Executive shall not, directly or indirectly for any reason whatsoever, disclose, divulge, communicate, use or otherwise disclose any such Confidential Material, unless such Confidential Material ceases to be confidential because it has become part of the public domain (not due to a breach by Executive of her obligations hereunder). Executive shall also take all reasonable actions appropriate to maintain the secrecy of all Confidential Information. All records, lists, memoranda, correspondence, reports, manuals, files, drawings, documents, equipment, and other tangible items (including computer software), wherever located, incorporating the Confidential Material, which Executive shall prepare, use or encounter, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that is in the possession or under the control of Executive.
7.2    Assignment of Intellectual Property Rights. Any ideas, processes, know-how, copyrightable works, maskworks, trade or service marks, trade secrets, inventions, developments, discoveries, improvements and other matters that may be protected by intellectual property rights, that relate to the Company’s business and are the results of Executive’s efforts during the Term (collectively, the “Executive Work Product”), whether conceived or developed alone or with others, and whether or not conceived during the regular working hours of the Company, shall be deemed works made for hire and are the property of the Company. In the event that for whatever reason such Executive Work Product shall not be deemed a work made for hire, Executive agrees that such Executive Work Product shall become the sole and exclusive property of the Company, and Executive hereby assigns to the Company her entire right, title and interest in and to each and every patent, copyright, trade or service mark (including any attendant goodwill), trade secret or other intellectual property right embodied in Executive Work Product. The Company shall also have the right, in its sole discretion to keep any and all of Executive Work Product as the Company’s Confidential Material. The foregoing work made for hire and assignment provisions are and shall be in consideration of this agreement of employment by the Company, and no further consideration is or shall be provided to Executive by the Company with respect to these provisions. Executive agrees to execute any assignment documents the Company may require confirming the Company’s ownership of any of Executive Work Product. Executive also waives any and all moral rights with respect to any such works, including without limitation any and all rights of identification of authorship and/or rights of approval, restriction or limitation on use or subsequent modifications. Executive promptly will disclose to the Company any Executive Work Product.
7.3    No Unfair Competition After Termination of Agreement. Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s Confidential Material obtained by Executive by any means whatsoever, at any time before, during or after the Term shall constitute unfair competition. Executive shall not engage in any unfair competition with the Company either during the Term or at any time thereafter.
7.4    Covenant Not to Compete. In the event Executive’s employment under this Agreement is terminated by the Company or by Executive, for a reason other than one specified in Section 6.2 or the expiration of the Term without this Agreement being renewed, then during the Restriction Period (as defined below), Executive shall not, directly or indirectly, work for or provide services to or own an equity interest (except for a Permissible Investment) in any person, firm or entity engaged (directly or indirectly or through an investment in another entity) in the casino gaming, card club, VLT or horseracing business that competes against the Company in any market as defined in the following sentence (including without limitation any person, firm or entity whose only competitive relationship with the Company is in the market as defined in the following sentence in which the Company has its principal place of business but does not also own or manage a casino in such market). For purposes of this Agreement, “market” shall be defined as the area within a 100 mile radius of the Company’s principal place of business or of any casino, card club, VLT or horseracing facility owned (directly or indirectly or through an investment in another entity) or operated or under construction by the Company or its affiliates, except that for Louisiana, the area shall be limited to the following Louisiana parishes: Calcasieu Parish, Bossier Parish, Caddo Parish, Jefferson Parish, Orleans Parish, St. Mary Parish, East Baton Rouge Parish, Avoyelles Parish, St. Landry Parish, Allen Parish, and Jefferson Davis Parish.
7.5    No Hire Away Policy. In the event Executive’s employment under this Agreement is terminated prior to the normal expiration of the Term, either by the Company, or by Executive, for any reason, then during the Restriction Period, Executive shall not, directly or indirectly, for himself or on behalf of any entity with which she is affiliated or employed, hire any person known to Executive to be an employee of the Company or any of its subsidiaries (or any person known to Executive to have been such an employee within six (6) months prior to such occurrence). Executive shall not be deemed to hire any such person so long as she did not directly or indirectly engage in or encourage such hiring.
7.6    No Solicitation. During the Term and for a period of one (1) year thereafter, or during the Restriction Period after the earlier termination of Executive’s employment under this Agreement prior to expiration of the Term, and regardless of the reason for such termination (whether by the Company or Executive), Executive shall not directly or indirectly, for himself or on behalf of any entity with which she is affiliated or employed, solicit any employee of the Company or any of its subsidiaries (or any person who was such an employee within six (6) months prior to such occurrence) or encourage any such employee to leave the employment of the Company or any of its subsidiaries.
7.7    Non-Solicitation of Customers. During the Term and for a period of one (1) year thereafter, or during the Restriction Period after the earlier termination of Executive’s employment under this Agreement prior to the expiration of the Term, and regardless of the reason for such termination (whether by the Company or Executive), Executive shall not solicit any customers of the Company or its subsidiaries or any of their respective casinos, card clubs, VLT or horseracing facilities, or knowingly encourage any such customers to leave the Company’s casinos, card clubs, VLT or horseracing facilities or knowingly encourage any such customers to use the facilities or services of any competitor of the Company or its subsidiaries. Executive shall at no time use proprietary customer lists or Confidential Material to solicit customers.
7.8    Irreparable Injury. The promised service of Executive under this Agreement and the other promises of this Article 7 are of special, unique, unusual, extraordinary, or intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.
7.9    Remedies for Breach. Executive agrees that money damages will not be a sufficient remedy for any breach of the obligations under this Article 7 and Article 2 hereof and that the Company shall be entitled to injunctive relief (which shall include, but not be limited to, restraining Executive from directly or indirectly working for or having an ownership interest (except for a Permissible Investment) in any person engaged (directly or indirectly or through an investment in another entity) in the casino gaming, card club, VLT or horseracing businesses in any market (as defined in Section 7.4 hereof), and/or using or disclosing the Confidential Material) and to specific performance as remedies for any such breach. Executive agrees that the Company shall be entitled to such relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by Executive and Executive acknowledges that in the absence of such a waiver, a bond or undertaking might otherwise be required by the court. Such remedies shall not be deemed to be the exclusive remedies for any breach of the obligations in this Article 7, but shall be in addition to all other remedies available at law or in equity.
7.10    Restriction Period. As used in this Agreement, the term “Restriction Period” shall mean a period equal to (i) a period of eighteen (18) months after the effective date of termination of Executive’s employment under this Agreement in the case of a termination without Cause by the Company or Executive’s termination for Good Reason (other than in connection with a Change of Control as contemplated by Section 6.5.4), or (ii) a period of one (1) year after the effective date of termination of Executive’s employment under this Agreement in all other cases (including, without limitation, in the case of a termination without Cause by the Company or Executive’s termination for Good Reason in connection with a Change of Control as contemplated by Section 6.5.4).
ARTICLE 8.
ARBITRATION
8.1    General. Except for a claim for injunctive relief under Section 7.9, any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Article 8 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in Las Vegas, Nevada.
8.2    Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at the option of Executive, from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in executive employment agreements) provided by the office of the American Arbitration Association having jurisdiction over Las Vegas, Nevada. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.
8.3    Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that she or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.
8.4    Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration, unless Executive wishes to contribute (up to 50%) of the costs and fees of the arbitration. Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.
8.5    Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to ensure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.
ARTICLE 9.
MISCELLANEOUS
9.1    Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

9.2    Entire Agreement. This Agreement constitutes the total and complete agreement of the parties and supersedes all prior and contemporaneous understandings and agreements heretofore made, including the Current Agreement which is hereby terminated, and there are no other representations, understandings or agreements.
9.3    Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.
9.4    Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.
9.5    Waiver or Delay. The failure or delay on the part of the Company, or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.
9.6    Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein. Except as provided in this Section 9.6, without the prior written consent of Executive, this Agreement shall not be assignable by the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. "Company" means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
9.7    No Assignment or Transfer by Executive. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive. Any purported assignment or transfer by Executive shall be void.
9.8    Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.
9.9    Governing Law. This Agreement and all subsequent agreements between the parties shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Nevada.

9.10    Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or forty-eight (48) hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at her address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:	Virginia E. Shanks
at the current address on file with
the Company from time to time.
Telephone: 702 541-7777
Facsimile: 702 541-7773

To the Company:	Pinnacle Entertainment, Inc.
3980 Howard Hughes Parkway
Las Vegas, NV 89169
Attn: Chief Executive Officer
Telephone: 702 541-7777
Facsimile: 702 541-7773

9.11    Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.
9.12    Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.
9.13    Counsel. Executive has been advised by the Company that she should consider seeking the advice of counsel in connection with the execution of this Agreement and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent she has determined appropriate. The Company shall reimburse Executive for the reasonable fees and expenses of Executive’s counsel in connection with this Agreement not to exceed $10,000.
9.14    Withholding of Compensation. Executive hereby agrees that the Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by the Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.
9.15    References to Sections of the Code. All references in this Agreement to sections of the Code shall be to such sections and to any successor or substantially comparable sections of the Code or to any successor thereto.

9.16    Effect of Delay. Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including without limitation the right of Executive to terminate employment for Good Reason pursuant to Section 6.4, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed this 13th day of October, 2014 and effective as of October 13, 2014.

THE COMPANY	PINNACLE ENTERTAINMENT, INC.

	By:	/s/ Anthony M. Sanfilippo
Anthony M. Sanfilippo
Chief Executive Officer

EXECUTIVE	VIRGINIA E. SHANKS

/s/ Virginia E. Shanks

APPENDIX A

POLICY ON RECOVERY OF INCENTIVE COMPENSATION
IN EVENT OF FINANCIAL RESTATEMENT

The following rules shall apply if (1) there is a restatement of the Company's financial statements for the fiscal year for which a bonus is paid, other than a restatement due to changes in accounting principles or applicable law, and (2) the Compensation Committee determines that a participant has received an "excess bonus" for the relevant fiscal year.

1.	The amount of the excess bonus shall be equal to the difference between the bonus paid to the participant and the payment or grant that would have been made based on the restated financial results.

2.
The requirement to repay all or a portion of the excess bonus as determined by the Compensation Committee shall only exist if the Audit Committee has taken steps to consider restating the financials prior to the end of the third year following the year in question.

3.
The Compensation Committee may take such action in its discretion that it determines appropriate to recover all or a portion of the excess bonus if it deems such action appropriate under the facts and circumstances. Such actions may include recovery of all or a portion of such amount from the participant from any of the following sources: prior incentive compensation payments, future payments of incentive compensation, cancellation of outstanding Equity Awards, future Equity Awards, gains realized on the exercise of stock options, and direct repayment by the participant. Participant's receipt of the bonus constitutes her agreement that, if requested by the Compensation Committee, she shall repay to the Company the excess bonus (or that portion thereof specified by the Committee) within 90 days of the time that Executive is notified by the Committee of the overpayment. Application of this policy does not preclude the Company from taking any other action to enforce a participant's obligations to the Company, including termination of employment or institution of civil or criminal proceedings.

This Policy shall be applicable to all incentive compensation paid subsequent to the adoption of the Policy.
This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company's Chief Executive Officer and Chief Financial Officer. This Policy shall apply to all executive officers, senior vice presidents, and the chief accounting officer of Pinnacle Entertainment, Inc.

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APPENDIX B

TERMS OF THE RETENTION RSU’s

Type of Equity Award	Restricted stock units
Governing Plan	The Retention RSU’s will be issued pursuant to the Company's 2005 Equity and Performance Incentive Plan, as amended
Shares of Company Common Stock Covered	60,000
Condition to Vesting for all RSU’s, including Retention RSU’s
Notwithstanding anything to the contrary in the Company’s equity plans or any applicable award agreements thereunder, with respect to all of Executive’s restricted stock unit awards (including without limitation the Retention RSU’s), whether granted prior to, on or after the Effective Date, (i) if the employment of Executive is terminated for any reason (other than because of termination due to Cause) prior to a vesting date, then the award shall immediately cease vesting, except as described in this Employment Agreement, and (ii) if the employment of Executive is terminated due to Cause, then the award shall immediately cease vesting and any shares that have not been transferred to Executive pursuant to the terms of the award agreement shall be forfeited.

Vesting Schedule	100% on the third anniversary of the Effective Date Except as set forth in this Employment Agreement, no portion of the Retention RSU’s shall vest prior to the third anniversary of the Effective Date.
Accelerated Vesting
In the event of a termination of Executive’s employment without Cause by the Company or termination by Executive for Good Reason (other than in connection with a Change of Control as contemplated by Section 6.5.4 of this Employment Agreement) prior to the third anniversary of the Effective Date, then a prorated portion of the Retention RSU’s shall immediately vest upon the date of termination of employment in the following amount: the number of units covered by the Retention RSU’s shall be multiplied by a fraction, the numerator of which is the number of days from the Effective Date up to but not including the date of the termination of Executive's employment and the denominator of which is one thousand ninety-six (1,096), and that prorated number of units shall vest (pursuant to Section 6.5.2(c)(iii) of this Employment Agreement).

The Retention RSU’s shall immediately become fully vested upon termination of Executive’s employment as a result of death or Disability (pursuant to Section 6.5.3 of this Employment Agreement) or upon termination of Executive’s employment without Cause by the Company or termination by Executive for Good Reason at the time of or within twenty-four (24) months after a Change of Control (pursuant to Section 6.5.4 of this Employment Agreement).

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APPENDIX C

RELEASE and RESIGNATION

For valuable consideration, receipt of which is hereby acknowledged, the undersigned Virginia E. Shanks ("Executive"), for herself and her spouse, heirs, estate, administrators and executors, hereby fully and forever releases and discharges Pinnacle Entertainment, Inc., a Delaware corporation (the "Company"), and each of its subsidiaries and the officers, directors, employees, attorneys and agents of the Company and each such subsidiary, of and from any and all claims, demands, causes of action of any kind or nature, in law, equity or otherwise, whether known or unknown, which Executive has had, may have had, or now has, or may have, arising out of or in connection with Executive's employment with the Company and/or its subsidiaries or the termination of such employment; provided, however, that nothing contained herein is intended to nor shall constitute a release of the Company from any obligations it may have to Executive under any written employment agreement between Executive and the Company in effect as of the date hereof, or any deferred compensation plan or arrangement in which Executive participates or any rights of indemnification under the Company's Certificate of Incorporation, Bylaws, Indemnity Trust Agreement, indemnification agreements or the like, or coverage under Director and Officer Insurance, nor shall it prevent Executive from exercising her rights, if any, under any such employment agreement or under any stock option, restricted stock or similar agreement in effect as of the date hereof in accordance with their terms.
Executive represents and warrants that she has not assigned or in any way conveyed, transferred or encumbered all or any portion of the claims or rights covered by this release.
Executive hereby resigns from all positions as an officer, director or employee of the Company and each of its subsidiaries or affiliates effective the date hereof and further agrees to execute such further evidence of such resignations as may be necessary or appropriate to effectuate the foregoing.
Executed this _____ day of _________, 20__.
______________________________________
Executive

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